Exhibit 99.1
PRESS RELEASE
First Nine Months 2017 Results
Accelerated net subscriber growth for our all-in-one converged "WIGO" bundles post the June 2017 revamp: 265,100 subscribers at September 30, 2017 with 40,700 net subscribers added in Q3 2017.
Adjusted EBITDA of €911.2 million in 9M 2017 (+5% yoy rebased), including a €10.1 million contribution from SFR Belux , and net profit of €106.3 million versus €41.6 million in 9M 2016.
Full year 2017 outlook reconfirmed with Adjusted Free Cash Flow(a) expected at the upper end of our outlook. On track to achieve a 5-7% Adjusted EBITDA(b) CAGR over the 2015-2018 period.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, October 26, 2017 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2017.

HIGHLIGHTS

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Broadly stable net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony on a sequential basis in Q3 2017 despite a continued intensely competitive environment and a tough promotional quarter.

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New "WIGO" line-up with improved shared mobile data allowances well received as demonstrated by accelerated net subscriber growth in Q3 2017 (+40,700) to 265,100 "WIGO" subscribers at September 30, 2017.

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Stabilizing performance in the prepaid segment post the mandatory prepaid registration in addition to a solid net inflow of 40,200 postpaid subscribers thanks to our "WIGO" bundles amidst a promotional environment.

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Modernization of our mobile network well underway with around 72% of our 2,800 macro sites upgraded and 129 new sites constructed at September 30, 2017. Innovation hub opened in Brussels with focus on 5G and Internet of Things deployments.

■	Accelerated onboarding of our Full MVNO customers with around 54% on the Telenet network at the end of September 2017, now targeting full completion by the end of Q1 2018 versus end-2018 initially.

■
Revenue(2) of €1,884.3 million in 9M 2017 (+5% yoy) impacted by acquisitions and the sale of Ortel to Lycamobile as of March 1, 2017. On a rebased basis(1), our 9M 2017 revenue was up 1% yoy with an increased contribution from our wholesale business, higher cable subscription and B2B revenue being partially offset by lower mobile telephony and handset-related revenue. Q3 2017 revenue of €646.0 million, +4% yoy on a reported basis, including a full quarter contribution from SFR BeLux, and up 3% on a rebased basis driven by higher wholesale and B2B revenue.

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Net income of €106.3 million in 9M 2017 versus €41.6 million in 9M 2016. Net income for 9M 2017 was impacted by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €209.9 million non-cash foreign exchange gain on our USD-denominated debt, (iii) a €192.4 million non-cash loss on our derivatives (iv) a €46.7 million loss on the extinguishment of debt following certain refinancings in Q2 2017 and (v) the aforementioned accelerated onboarding of our Full MVNO customer base resulting in a €29.2 million non-cash expense in Q3 2017.

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Adjusted EBITDA(3) of €911.2 million in 9M 2017, +7% yoy on a reported basis and +5% yoy on a rebased basis. Our Adjusted EBITDA growth was primarily driven by (i) lower costs associated with handset sales and subsidies, (ii) lower MVNO-related costs driven by the accelerated onboarding of our Full MVNO customers, (iii) lower integration and transformation costs versus the prior year period and (iv) overall control of our overhead expenses. Adjusted EBITDA of €318.8 million in Q3 2017, +5% yoy on a rebased basis.

■
Accrued capital expenditures(4) of €534.1 million in 9M 2017 reflected the recognition of the Belgian football broadcasting rights for three seasons as of the 2017-2018 season. Excluding this impact, accrued capital expenditures represented approximately 23% of our revenue. Compared to last year, our accrued capital expenditures reflected higher network investments as part of our 1 GHz HFC upgrade project and the start of our mobile network upgrade program.

■
Net cash from operating activities, net cash used in investing activities and net cash from financing activities of €669.8 million, €737.5 million and €5.5 million, respectively, for 9M 2017. Adjusted Free Cash Flow(5) of €345.4 million in 9M 2017, up 107% yoy (Q3 2017: €208.3 million, +94% yoy).

(a) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	2

■
Full year outlook reconfirmed with Adjusted Free Cash Flow(a) expected to come in at the upper end of our €350.0 - 375.0 million range. On track to deliver on our medium-term outlook of a 5-7% Adjusted EBITDA(b) CAGR over the 2015-2018 period.

As of and for the nine months ended September 30,	2017	2016	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	1,884.3	1,799.9	5%
Operating profit	341.5	416.3	(18)%
Net profit	106.3	41.6	156%
Net profit margin	5.6%	2.3%

Basic earnings share	0.91	0.36	153%
Diluted earnings per share	0.91	0.36	153%

Adjusted EBITDA (3)	911.2	847.8	7%
Adjusted EBITDA margin %	48.4%	47.1%

Accrued capital expenditures (4)	534.1	417.6	28%
Accrued capital expenditures as % of revenue	28.3%	23.2%

Net cash from operating activities	669.8	518.3	29%
Net cash used in investing activities	(737.5)	(1,527.7)	(52)%
Net cash from financing activities	5.5	755.0	(99)%
Adjusted Free Cash Flow (5)	345.4	166.7	107%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,046,900	2,028,600	1%
Basic video (6)	255,700	297,600	(14)%
Enhanced video (7)	1,791,200	1,731,000	3%
Broadband internet (8)	1,670,400	1,594,300	5%
Fixed-line telephony (9)	1,302,500	1,251,000	4%
Mobile telephony (10)	2,882,100	3,020,000	(5)%
Postpaid	2,258,800	2,078,000	9%
Prepaid	623,300	942,000	(34)%

Triple-play customers	1,183,300	1,128,600	5%
Services per customer relationship (11)	2.28	2.26	1%
ARPU per customer relationship (€ / month) (11) (12)	55.2	53.2	4%

N.M. - Not Meaningful

(a) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"Notwithstanding a continued intensely competitive environment and a heavy promotional third quarter from all of our direct competitors, I'm pleased with our solid operational performance in the quarter. Against this backdrop, the net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony remained broadly stable as compared to the preceding quarter as a higher annualized churn rate was offset by a solid gross sales performance driven by our attractive offers. At the end of June, we revamped our all-in-one converged package "WIGO", providing much higher mobile data allowances for the same price which can be shared within the family. At September 30, 2017, we had 265,100 "WIGO" subscribers, representing an accelerated net inflow of 40,700 "WIGO" subscribers in Q3 2017. Our mobile business also performed well despite the tough market with a stabilizing performance in the prepaid segment post the mandatory prepaid registration in June this year and robust growth in postpaid subscribers with 40,200 net subscribers added in Q3 2017 driven by our "WIGO" bundles. At the end of September, we launched a new product portfolio under the "BASE" brand, providing more flexibility for customers with regards to the way they use voice, SMS and mobile data within their tariff plan.
We continued to invest in our fixed and mobile infrastructures as we aim to build a converged future-proof network to cater to the changing customer behaviors in terms of data consumption and connectivity overall. Yet, the proposed changes to the regulatory framework by the Belgian regulators act as a disincentive for operators to invest further in the expansion and modernization of their networks, which could jeopardize Belgium's leading position in Europe when it comes to high-speed affordable broadband access and innovation. Speaking of innovation, I'm particularly excited by the recent opening of our innovation hub in Brussels, focusing, amongst other things, on 5G and Internet of Things deployments. Our innovation centre will also serve as an international hub for all of the Liberty Global countries in Europe and underpins our innovative DNA. We're also making great progress on the modernization of our mobile network. At the end of September 2017, we had upgraded approximately 72% of our 2,800 macro sites and deployed 129 new sites. The rapid modernization of our mobile network is an important synergy enabler, allowing us to accelerate the onboarding of our Full MVNO customers to our own mobile network. We now aim for full completion by the end of Q1 next year versus our initial plan by end-2018. As this impacts the contractual commitments under the Full MVNO Agreement with Orange Belgium, we took a €29 million non-cash restructuring charge in the third quarter.
From a financial perspective, our nine-month 2017 results confirm we are on the right track to deliver on our FY 2017 outlook. For the first nine months of the year, we generated revenue of €1.9 billion, up 5% on a reported basis and mainly impacted by the acquisition of both BASE (as of February 11, 2016) and SFR BeLux (as of June 19, 2017) with the latter contributing around €17 million to our revenue from the acquisition date. On a rebased basis, our revenue was up 1% yoy as solid growth in our wholesale, cable subscription and B2B revenue was offset by continued pressure on our mobile segment, including lower out-of-bundle, interconnection and handset revenue and a growing proportion of "WIGO"-related discounts allocated to our mobile telephony revenue. For the first nine months of 2017, we achieved net income of €106 million as compared to €42 million last year as (i) higher non-cash losses on our derivatives, (ii) an increase in the extinguishment of debt following certain voluntary debt repayments and (iii) the aforementioned restructuring charge were more than offset by a non-cash foreign exchange gain on our USD-denominated debt. Over the same period, we generated €911 million of Adjusted EBITDA, up 7% or 5% on a reported and rebased basis, respectively, and including a €10 million contribution from SFR BeLux. In addition, rebased Adjusted EBITDA growth was driven by (i) lower costs associated with handset sales and subsidies, (ii) lower MVNO-related expenses, (iii) lower integration and transformation costs versus the prior year period and (iv) overall control of our overhead expenses. Our accrued capital expenditures represented approximately 28% of revenue for the first nine months of 2017 reaching €534 million and included the recognition of the Belgian football broadcasting rights for three seasons as of the current 2017-2018 season. Excluding this impact, they represented around 23% of revenue. Compared to last year, our accrued capital expenditures primarily reflected the impact of higher network-related investments as mentioned above. Finally, we generated net cash from operating activities, net cash used in investing activities and net cash from financing activities of €670 million, €738 million and €6 million, respectively, for the first nine months of 2017, leading to Adjusted Free Cash Flow of €345 million in the period.
Having achieved rebased revenue and rebased Adjusted EBITDA growth of 1% and 5%, respectively, over the first nine months of 2017, we reconfirm our full year outlook with Adjusted Free Cash Flow(a) expected to be at the upper end of our €350.0 - 375.0 million range. At the same time, we also reconfirm our medium-term commitment to deliver 5-7% Adjusted EBITDA(b) growth over the 2015-2018 period. The board of directors remains committed to deliver attractive and sustainable shareholder value and will reassess the Company's balance sheet structure in the beginning of next year in conjunction with the release of our full year results mid-February 2018."

(a) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of wholesale revenue: As of Q1 2017, we changed the way we present the revenue generated by our fixed and mobile wholesale partners. As of January 1, 2017, this revenue is accounted for under other revenue, whereas prior to that date our mobile wholesale revenue was presented under our mobile telephony revenue. We also applied this change retroactively to the prior year period.

Reclassification of expenses related to truck rolls for customer premises equipment ("CPE"): As of Q1 2017, we changed the way we present the expenses incurred for CPE-related truck rolls. As of January 1, 2017, such expenses are recognized under network operating expenses, whereas before that date they were presented under professional services and outsourced labor. We also applied this change retroactively to the prior year period.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At September 30, 2017, we served 2,201,800 unique customer relationships subscribing to 5,019,800 fixed services ("RGUs") across our footprint of 3,307,100 homes passed in Flanders and Brussels and including our extended footprint in Brussels, Wallonia and Luxembourg through the June 2017 SFR BeLux acquisition. At September 30, 2017, our RGU count consisted of 2,046,900 video, 1,670,400 broadband internet and 1,302,500 fixed-line telephony subscriptions. In addition, around 88% of our video subscribers had upgraded to our enhanced video platform at September 30, 2017 so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". We reached a bundling rate of 2.28 RGUs per unique customer relationship at the end of Q3 2017 (Q3 2016: 2.26), which is indicative of our continued multiple-play growth. At September 30, 2017, approximately 54% of our customers subscribed to a triple-play bundle, whereas approximately 20% subscribed to a double-play product and approximately 26% subscribed to just one product, indicating continued up-sell opportunity within the existing customer base. At September 30, 2017, we also served 2,882,100 mobile subscribers as compared to 3,020,000 at September 30 last year. This 5% year-on-year decrease reflected both the sale of our direct subsidiary Ortel Mobile NV ("Ortel") to Lycamobile as per March 1, 2017 and the impacts from the mandatory prepaid registration as of June this year.

While the Q3 2017 net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony remained broadly stable compared to the preceding quarter amidst an intensely competitive and promotional environment, net subscriber growth for our all-in-one converged package "WIGO" accelerated in the third quarter on the back of our improved line-up which includes higher mobile data allowances at unchanged prices. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. At September 30, 2017, we reached 265,100 "WIGO" customers, representing a robust net inflow of 40,700 subscribers in Q3 2017.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the first nine months of 2017, the ARPU per customer relationship yielded €55.2, up €2.0 or 4%, compared to the prior year period. In Q3 2017, we achieved a €56.2 ARPU per customer relationship, which was up 5% as compared to Q3 last year. Relative to the prior year periods, the growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our premium entertainment services, (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2017 and (iv) a decrease in the total number of unique customer relationships as a result of an intensified competitive environment. These impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

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1.2    Broadband internet

At September 30, 2017, we served 1,670,400 broadband internet subscribers, up 5% year-on-year and including 60,100 inorganic subscribers added through the SFR BeLux acquisition. Net subscriber additions for our broadband internet service totaled 2,000 in Q3 2017, representing a modestly improved run-rate compared to the previous quarter (Q2 2017: 1,400) and a continued robust performance in the business segment thanks to continued traction for our "FLUO" and "WIGO Business" bundled offers. Annualized churn for our broadband internet service of 9.5% in Q3 2017 reflected the intensely competitive residential market and ticked up 160 basis points compared the prior year period.

As customers increasingly expect to enjoy superfast connectivity whether at home, at work or on the move, seamless connectivity, including WiFi, still remains one of the cornerstones of our connectivity strategy. Mid-March 2017, we introduced "Flow Tech", a suite of smart technologies, to ensure that customers can seamlessly access both fixed and mobile networks across all of their devices. Today, we have deployed around 1.4 million WiFi Homespots and operate nearly 2,000 WiFi hotspots in public areas. Through partnerships with our majority shareholder Liberty Global, certain of its affiliates, and Walloon cable operator VOO, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network in Wallonia and in certain other European countries where service is offered through other Liberty Global and certain affiliate networks.

1.3    Fixed-line telephony

At September 30, 2017, we served 1,302,500 fixed-line telephony subscribers, up 4% year-on-year and including 48,100 inorganic subscriber additions from the SFR BeLux acquisition. In Q3 2017, our fixed-line telephony subscriber base modestly contracted by 1,500 RGUs as a result of intense competition in the residential market and an overall declining market trend. Our performance in the quarter was broadly consistent with the net organic loss rate recorded in Q2 2017. The aforementioned factors also influenced our annualized churn rate, which increased 180 basis points year-on-year to 10.3% in Q3 2017.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,882,100 SIMs at September 30, 2017, including 2,258,800 postpaid subscribers. The remaining 623,300 mobile subscribers receive prepaid services under the BASE brand and various branded reseller contracts. Compared to the prior year quarter, we recorded a 5% decrease in the total number of active mobile subscribers as a result of the sale of Ortel and the impacts from the mandatory prepaid registration. As such, a total of 157,900 and 53,300 mobile SIMs have been removed from our subscriber count in Q1 2017 and Q2 2017, respectively.

In Q3 2017, we added 40,200 net postpaid subscribers driven by the continued uptake of our "WIGO" bundles and our improved offers as mentioned earlier. Compared to the previous quarters, net postpaid subscriber growth in Q3 2017 reflected a heavy promotional quarter from our direct competitors. Our Q3 2017 performance in the prepaid market stabilized compared to the previous quarters when our underlying performance was significantly impacted by the mandatory prepaid registration.

At the end of September 2017, we revamped our mobile line-up under the "BASE" brand, by offering more flexible bundles adjusted to the customers' needs so they can use the full capacity of their package, regardless of their appetite to use either more data, minutes or text messages. We also continued to make good progress on the onboarding of our Full MVNO subscribers to our acquired mobile network with around 54% achieved at the end of September 2017. Given this solid progress and the continued modernization of our mobile network - with around 72% of our macro sites having been upgraded at September 30, 2017 - we now aim to complete the onboarding at the end of Q1 2018 as compared to end-2018 which was initially planned for.

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1.5    Video

TOTAL VIDEO
Subscribers to our basic and enhanced video services reached 2,046,900 at September 30, 2017, including 82,200 inorganic subscribers added through the SFR BeLux acquisition. In Q3 2017, we lost 15,100 net subscribers, which is consistent with the net organic loss rate of Q2 2017. Compared to the prior year period, our net organic loss rate in Q3 2017 continued to be higher as a result of the increased competitive environment including the effects from regulated cable wholesale. The aforementioned organic loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the increasing and strong competition in the domestic TV market, we anticipate further churn of total video subscribers.

ENHANCED VIDEO
At September 30, 2017, a total of 1,791,200 customers subscribed to our enhanced video services, so they can enjoy a much richer TV experience. This included 74,700 inorganic subscriber additions through the SFR BeLux acquisition. All of our enhanced video subscribers can access our “Yelo Play” app for free, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home through our WiFi Homespots and hotspots. Consequently, approximately 88% of our video customers had upgraded to our higher ARPU enhanced video platform at September 30, 2017. Compared to Q2 2017, we lost 5,300 net enhanced video subscribers in Q3 2017 due to the intensely competitive environment.

Our subscription VOD packages "Play" and "Play More" had 399,100 customers at September 30, 2017, up 17% compared to the prior year period. This robust performance was driven by (i) an improvement in the linear viewing experience and the revamp of our premium entertainment platform "Play More", (ii) our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content, and (iii) our exclusive partnership with HBO providing access to high-quality international content.

We provide the broadest sports offerings within our footprint through "Play Sports", which combines domestic and foreign football with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At September 30, 2017, we served 232,000 "Play Sports"customers. Compared to Q2 2017, we added 8,900 net subscribers to our sports pay television channels driven by the start of both domestic and major European football championships. In Q2 2017, we extended the non-exclusive broadcasting rights for the Jupiler Pro League for three seasons until the 2019-2020 season. In addition, we also gained the exclusive OTT rights in Q2 2017, while local media company De Vijver Media, in which we own a 50% shareholding, holds the exclusive rights on the match summaries.

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2    Financial highlights

2.1    Revenue

For the first nine months of 2017, we generated revenue of €1,884.3 million, representing a 5% increase compared to the prior year period when we recorded revenue of €1,799.9 million. Our reported revenue increase was driven by inorganic movements such as a full nine-month contribution from mobile operator BASE, whereas in 9M 2016 BASE was only included in our results since February 11, 2016. In addition, our 9M 2017 results reflected the acquisition of Altice's former Belgian and Luxembourg cable operations ("Coditel Brabant" and "Coditel S.à r.l.", together "SFR BeLux"), which we acquired on June 19, 2017, contributing €17.1 million to our revenue since the acquisition date. These inorganic movements were partially offset by the sale of Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain fixed legacy products at BASE. On a rebased basis, we achieved 1% revenue growth for the first nine months of 2017 driven by (i) significantly higher wholesale revenue following the completion of the onboarding of the Lycamobile Full MVNO subscribers at the end of July 2017, (ii) higher cable subscription revenue and (iii) higher business services revenue. These factors were partially offset by (i) lower mobile telephony revenue, (ii) significantly lower revenue from the sale of handsets and customer premise equipment ("CPE") and (iii) lower interconnection revenue.

In Q3 2017, our revenue was €646.0 million, representing a 4% increase compared to the prior year period on a reported basis and mainly reflecting the SFR BeLux acquisition effect which added €15.2 million to our revenue in the quarter. Relative to the previous quarters, our Q3 2017 rebased revenue growth rate accelerated to 3% driven by higher wholesale and B2B revenue as mentioned above, which was partially offset by lower mobile telephony revenue and from the sale of handsets.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first nine months of 2017, our video revenue amounted to €432.3 million (Q3 2017: €148.2 million), which was up 2% as compared to €424.5 million for the prior year period and included the impacts from the SFR BeLux acquisition as mentioned before. On a rebased basis, our video revenue for 9M 2017 was broadly stable compared to the prior year period as higher recurring set-top box rental fees and growth in our premium subscription VOD business were offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €453.1 million for the first nine months of 2017 (Q3 2017: €154.6 million) and was up 6% compared to the prior year period when we recorded broadband internet revenue of €425.7 million. On a rebased basis, our broadband internet revenue was up 5% year-on-year for 9M 2017 driven by (i) continued growth for our "WIGO" propositions driving a favorable tier mix effect, (ii) the acquisition of SFR BeLux and (iii) the benefit from the February 2017 price increase, partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first nine months of 2017, our fixed-line telephony revenue decreased 1% to €179.9 million (Q3 2017: €60.5 million) compared to €182.5 million for the prior year period. Higher subscription revenue driven by the SFR BeLux acquisition and the benefit from the aforementioned February 2017 price increase were more than offset by a growing proportion of bundle discounts and lower traffic. The same factors drove a 3% decrease in our fixed-line telephony revenue on a rebased basis for 9M 2017.

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MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the first nine months of 2017, we generated mobile telephony revenue of €407.8 million (Q3 2017: €138.5 million), up €19.9 million compared to the prior year period. This 5% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 2% year-on-year with continued healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €98.5 million for the first nine months of 2017 (Q3 2017: €33.7 million), up 9% compared to the prior year period. Our B2B revenue growth was primarily driven by higher security-related revenue and higher revenue from business connectivity solutions in the SME segment. On a rebased basis, our B2B business achieved 7% revenue growth, reflecting the same drivers as mentioned above.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iv) product activation and installation fees and (iv) set-top box sales revenue. Other revenue reached €312.7 million for the first nine months of 2017 (Q3 2017: €110.5 million), up 8% year-on-year driven by the BASE acquisition as per February 11, 2016 and higher wholesale revenue as mentioned above. On a rebased basis, our other revenue delivered modest growth (+1% year-on-year) as lower revenue from handset sales and interconnection was offset by higher wholesale revenue.

2.2    Expenses

For the first nine months of 2017, we incurred total expenses of €1,542.8 million, representing an increase of 12% compared to the prior year period when we incurred total expenses of €1,383.6 million. Our total expenses for the first nine months of 2016 included a €6.0 million nonrecurring benefit following the settlement of our Full-MVNO Agreement with Orange Belgium in Q2 last year as well as €7.9 million of transformation costs linked to the BASE integration. Our total expenses for the first nine months of 2017 included a €29.2 million non-cash restructuring charge linked to the accelerated onboarding of our Full MVNO customer base to our own mobile network. As mentioned earlier, we now aim for full completion by the end of Q1 next year versus our initial plan of late 2018, hence impacting the contractual commitments under our Full MVNO Agreement with Orange Belgium. In addition, our total expenses for the first nine months of 2017 reflected (i) a full nine-month contribution from BASE, (ii) the impact of the SFR BeLux acquisition as of June 19, 2017 and (iii) the sale of Ortel as mentioned above.

On a rebased basis, our total expenses increased 6% for the first nine months of 2017 as compared to the prior year period as (i) higher depreciation and amortization charges, (ii) the impact of the aforementioned restructuring charge, (iii) higher costs related to professional services and (iv) higher network operating expenses were only partially offset by (i) lower indirect costs as a result of our continued focus on overhead expenses, (ii) lower direct costs including our MVNO-related costs and costs related to handset sales and subsidies, (iii) lower staff-related expenses and (iv) lower sales and marketing expenses due to timing variances and phasing in some of our campaigns. Our total operating expenses represented approximately 82% of our revenue for the first nine months of 2017. Cost of services provided as a percentage of our revenue represented approximately 63% of our total revenue for the first nine months of 2017, while selling, general and administrative expenses represented approximately 19% of our total revenue for the first nine months of 2017.

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In Q3 2017, our total expenses reached €539.2 million, up 13% compared to the prior year period when we incurred total expenses of €476.7 million. On a rebased basis, our total expenses increased 12% year-on-year as our Q3 2017 result included the aforementioned €29.2 million non-cash restructuring charge. In addition, we incurred higher depreciation and amortization charges and higher costs for professional services, which were partially offset by lower indirect costs and staff-related expenses.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €135.8 million for the first nine months of 2017 (Q3 2017: €44.8 million) compared to €119.5 million for the first nine months of 2016 (+14% year-on-year) and primarily reflected the effects of the BASE and SFR BeLux acquisitions as mentioned above. On a rebased basis, our network operating expenses increased 2% year-on-year for the first nine months of 2017 as higher license and maintenance fees and higher electricity costs more than offset the decrease in site-related taxes.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the first nine months of 2017, our direct costs were €447.2 million (Q3 2017: €150.3 million), which was broadly stable compared to the prior year period despite the aforementioned inorganic impacts from the BASE and SFR BeLux acquisitions and the sale of Ortel. Our direct costs for the first nine months of 2016 also reflected a €6.0 million one-off favorable impact linked to the settlement of our Full-MNVO Agreement with Orange Belgium in Q2 last year. On a rebased basis, our direct costs decreased €11.3 million, or 2%, compared to the prior year period driven by substantially lower costs related to handset sales and subsidies, lower MVNO-related costs and lower copyright expenses on the back of a moderate decrease in our video customer base.

STAFF-RELATED EXPENSES
Staff-related expenses decreased €1.2 million to €186.3 million for the first nine months of 2017 (Q3 2017: €59.7 million) and included a full nine-month consolidation of BASE and the SFR BeLux acquisition. On a rebased basis, staff-related expenses showed a € 9.2 million decrease for the first nine months of 2017 driven by lower staffing levels and an increase in capitalized labor driven by the modernization of our fixed and mobile infrastructures.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first nine months of 2017 decreased to €66.7 million (Q3 2017: €23.8 million) compared to €68.9 million for the prior year period. On a rebased basis, our sales and marketing expenses substantially decreased by 5% for the first nine months of 2017 as the prior year period was characterized by various major marketing campaigns, including handset promotions. Relative to Q3 last year, we incurred €2.4 million higher sales and marketing expenses in the third quarter due to phasing in certain of our advertising campaigns, including the revamp of our "WIGO" bundles, and higher promotional activity overall.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €30.7 million for the first nine months of 2017 (Q3 2017: €11.6 million) compared to €20.6 million for the first nine months of 2016 which included €7.9 million integration and transformation costs related to the BASE acquisition. On a rebased basis, costs related to outsourced labor and professional services increased €7.8 million for the nine months ended September 30, 2017 on the back of higher outsourced labor costs.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €106.4 million for the first nine months of 2017 (Q3 2017: €37.0 million), representing a 4% decrease compared to the prior year period. On a rebased basis, other indirect expenses for the first nine months of 2017 decreased 12% compared to the first nine months of 2016, mainly driven by our continued focus on managing our overhead expenses.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €526.8 million for the first nine months of 2017 (Q3 2017: €179.7 million) compared to €414.3 million for the first nine months 2016. This increase primarily reflected the impact from the BASE acquisition and higher depreciation expenses related to the start of the mobile network upgrade project as announced in August 2016, and IT platforms and systems.

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In addition, we incurred a €29.2 million non-cash restructuring charge in Q3 2017 linked to the accelerated onboarding of our Full MVNO customers as mentioned earlier.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first nine months of 2017, net finance expenses totaled €196.8 million compared to €325.9 million of net finance expenses incurred for the first nine months of 2016. A €75.4 million higher non-cash loss on our derivatives and a €29.8 million higher non-cash loss on the extinguishment of debt following the early redemption of certain debt instruments during the first nine months of 2017 were more than offset by a €209.9 million non-cash foreign exchange gain on our outstanding USD-denominated debt in the first nine months of 2017. As a result, our net interest income and foreign exchange gain was €210.3 million for the first nine months of 2017 as compared to €0.3 million in the prior year period. Our net interest expense, foreign exchange loss and other finance expense decreased 13% from €192.3 million for the first nine months of 2016 to €168.0 million for the first nine months of 2017 as a result of certain recent refinancings which both extended the average maturity of our debt and lowered our overall interest expenses. In Q3 2017, our net finance expenses were €67.7 million as compared to €79.2 million in Q3 last year as a higher non-cash loss on our derivatives was more than offset by a non-cash gain on our outstanding USD-denominated debt exposure.

INCOME TAXES
We recorded income tax expense of €38.2 million (Q3 2017: €10.7 million) for the first nine months of 2017 compared to income tax expense of €46.2 million for the first nine months of 2016, a decrease of 17% year-on-year.

NET PROFIT
We realized a net profit of €106.3 million for the first nine months of 2017 compared to a net profit of €41.6 million in the prior year period, resulting in a net profit margin of 5.6% compared to a net profit margin of 2.3% for the first nine months of 2016. The significant improvement in our net profit for the first nine months of 2017 versus the first nine months of 2016 was primarily caused by the aforementioned €209.9 million non-cash foreign exchange gain. Excluding this item, our net profit would have been lower. In Q3 2017, net profit amounted to €29.5 million compared to a net profit of €61.2 million in the prior year period, resulting in a net profit margin of 4.6% compared to a net profit margin of 9.9% in Q3 2016. The decrease in our net profit was primarily driven by a lower operating profit on the back of higher depreciation and amortization charges and a €29.2 million restructuring charge in Q3 2017 as a result of the accelerated onboarding of our Full MVNO customers to our own mobile network as mentioned earlier.

2.4    Adjusted EBITDA

For the first nine months of 2017, we realized Adjusted EBITDA of €911.2 million, up 7% compared to the prior year period when we produced Adjusted EBITDA of €847.8 million. Our Adjusted EBITDA for the first nine months of 2017 included (i) the contribution of BASE from February 11, 2016, (ii) the acquisition of SFR BeLux as of June 19, 2017 contributing €10.1 million to our Adjusted EBITDA since the acquisition date and (iii) reflected the sale of Ortel as of March 1, 2017, as mentioned above. Our Adjusted EBITDA for the first nine months of 2016 included a €6.0 million nonrecurring favorable impact without which our underlying Adjusted EBITDA growth would have been stronger. Compared to the first nine months of 2016, we achieved robust rebased Adjusted EBITDA growth of 5% for the first nine months of 2017. Growth in our rebased Adjusted EBITDA was supported by (i) lower costs related to handset sales and subsidies relative to last year's promotional activity, (ii) lower MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers, (iii) lower integration and transformation costs linked to the BASE acquisition as compared to the first nine months of last year and (iv) tight cost control, including an increased focus on our overhead expenses. Our Adjusted EBITDA margin reached 48.4% for the first nine months of 2017 compared to 47.1% on a reported basis for the first nine months of 2016. As such, we were able to fully absorb a higher proportion of lower-margin premium content revenue and mobile telephony revenue in our revenue mix, including BASE's contribution since the acquisition.

In Q3 2017, our Adjusted EBITDA reached €318.8 million, representing an 8% increase compared to the prior year period when our Adjusted EBITDA was €295.3 million and including a full quarter contribution from SFR BeLux (€9.0 million) as mentioned above. On a rebased basis, we achieved a solid 5% increase in our Adjusted EBITDA in the quarter. Our Adjusted EBITDA growth in the quarter was driven by (i) lower costs related to handset sales and subsidies, (ii) lower indirect costs given our increased focus on tight management of our overhead expenses and (iii) accelerated synergies from the BASE

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acquisition. In Q3 2017, we achieved an Adjusted EBITDA margin of 49.3% representing an improvement of 180 basis points compared to Q3 2016.

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2017	2016	Change %	2017	2016	Change %

Profit for the period	29.5	61.2	(52)%	106.3	41.6	156%
					—
Income tax expense	10.7	3.5	206%	38.2	46.2	(17)%
Share of the loss (result) of equity accounted investees	(1.1)	0.7	N.M.	0.2	2.6	(92)%
Net finance expense	67.7	79.2	(15)%	196.8	325.9	(40)%
Depreciation, amortization and impairment	179.7	144.4	24%	526.8	414.3	27%

EBITDA	286.5	289.0	(1)%	868.3	830.6	5%

Share based compensation	2.8	3.3	(15)%	10.6	8.0	33%
Operating charges related to acquisitions or divestitures	0.3	0.7	(57)%	2.2	7.1	(69)%
Restructuring charges	29.2	2.3	N.M.	30.1	2.1	N.M.
					—
Adjusted EBITDA	318.8	295.3	8%	911.2	847.8	7%
Adjusted EBITDA margin	49.3%	47.5%		48.4%	47.1%
Net profit margin	4.6%	9.9%		5.6%	2.3%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first nine months of 2017, our operations yielded €669.8 million of net cash compared to the €518.3 million we generated during the prior year period. The net cash from our operating activities for the first nine months of 2017 reflected (i) a full nine-month contribution from BASE, (ii) the sale of Ortel as of March 1, 2017 and (iii) the impact from the June 2017 SFR BeLux acquisition. The net cash generated by our operating activities increased 29% year-on-year as the prior year period included a €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. In addition, growth in our net cash from operating activities was driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) €35.3 million lower cash interest expenses as a result of our recent refinancing transactions, partially offset by the cash interest expenses incurred on the SFR BeLux acquisition financing and a growing proportion of short-term liabilities from our vendor financing platform and (iii) an improved trend in our working capital, partially offset by €22.4 million higher cash taxes paid. In Q3 2017, we achieved a net operating cash flow of €289.1 million, which was up 24% compared to the prior year period and primarily driven by (i) solid growth in our Adjusted EBITDA, (ii) lower cash interest expenses and (iii) a positive trend in our working capital.
NET CASH USED IN INVESTING ACTIVITIES
We used €737.5 million of net cash in investing activities for the first nine months of 2017 (Q3 2017: €87.1 million of net cash used in investing activities) compared to €1,527.7 million of net cash used in investing activities for the first nine months of 2016 which reflected the acquisition of BASE as of February 11, 2016. Our net cash used in investing activities for the first nine months of 2017 reflected the acquisition of SFR BeLux as of June 19, 2017. The net cash used in investing activities for the first nine months of 2017 also included cash payments for our capital expenditures, including cash payments for both the Jupiler Pro League and the UK Premier League football broadcasting rights. In Q3 2016, we implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the first nine months of 2017, we acquired €88.7 million of assets through capital-related vendor financing with an acceleration in Q3 2017 (€43.9 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

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NET CASH FROM FINANCING ACTIVITIES
The net cash from financing activities was €5.5 million for the first nine months of 2017 compared to €755.0 million of net cash from financing activities for first nine months of 2016 when our net cash from financing activities was impacted by debt borrowings related to the BASE acquisition in February 2016. The net cash from financing activities for the first nine months of 2017 reflected (i) the impacts from our refinancing transactions in the second quarter of 2017 (see 2.6 - Debt profile), (ii) the draw-down of €210.0 million under our revolving credit facilities to fund a portion of the SFR BeLux acquisition, partially offset by a €165.0 million repayment in the third quarter and (iii) additions to our vendor financing program. In addition, we incurred €37.4 million of financing-related fees for the first nine months of 2017, notably (i) a make-whole premium of €19.1 million linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022 and (ii) €18.3 million of debt issuance fees linked to the new debt issuances. In the first nine months of 2017, we spent €28.9 million on share repurchases under the Share Repurchase Program 2017, net of the sale of treasury shares following the exercise of certain stock options. The remainder of the net cash from financing activities primarily consisted of capital lease repayments and other financial payments. In Q3 2017, the net cash used in financing activities amounted to €189.0 million as compared to net cash used in financing activities of €105.0 million in Q3 last year. Net cash used in financing activities in Q3 2017 was predominantly impacted by the €165.0 million repayment of drawn commitments under our revolving credit facilities and €27.8 million spent on share repurchases, net of the sale of treasury shares.
ADJUSTED FREE CASH FLOW
For the first nine months of 2017, we generated Adjusted Free Cash Flow of €345.4 million compared to Adjusted Free Cash Flow of €166.7 million for the first nine months of 2016 when our Adjusted Free Cash Flow was impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. Our Adjusted Free Cash Flow for the first nine months of 2017 was impacted by €22.4 million higher cash taxes relative to the prior year period, which was more than offset by (i) our underlying robust Adjusted EBITDA growth, (ii) the aforementioned benefit from our vendor financing program, (iii) lower cash interest expenses as mentioned above and (iv) an improved working capital trend. In Q3 2017, we delivered €208.3 million of Adjusted Free Cash Flow as compared to €107.4 million in the prior year period, broadly reflecting the same growth drivers as mentioned before.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of September 30, 2017, we carried a total debt balance (including accrued interest) of €4,804.6 million, of which €3,323.7 million principal amount is owed under our 2017 Amended Senior Credit Facility, including €45.0 million drawn under our revolving credit facilities, and €780.0 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2024 through 2027. Our total debt balance at September 30, 2017 also included €188.3 million of short-term debt related to our vendor financing program and €23.7 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In April 2017, we successfully syndicated and priced a new €1.33 billion Term Loan facility ("Facility AH") due on March 31, 2026 and a new USD 1.8 billion Term Loan facility ("Facility AI") due on June 30, 2025. Facility AH carries a margin of 3.0% over EURIBOR with a 0% floor and was issued at 99.75% of par. Facility AI carries a margin of 2.75% over LIBOR with a 0% floor and was issued at 99.75% of par. The net proceeds of these issuances were used in May 2017 to entirely prepay the following credit facilities under our 2015 Amended Senior Credit Facility: (i) Facility AE (€1.6 billion due January 2025, EURIBOR +3.25%, 0% floor), and (ii) Facility AF (USD 1.5 billion due January 2025, LIBOR + 3.00%, 0% floor).
In May 2017, we successfully issued an additional USD 500.0 million Term Loan (“Facility AI2”). Facility AI2 carries the same characteristics as the initial Facility AI which was issued on April 4, 2017. As such, Facility AI2 carries (i) a margin of 2.75% over LIBOR, (ii) a 0% floor and (iii) a maturity of June 30, 2025. Term Loan AI2 was issued at par and has been merged into the initial Facility AI. The net proceeds were used mid-June 2017 to prepay the 6.25% €450.0 million Senior Secured Notes due August 2022. Through the two aforementioned transactions, we succeeded in extending the average tenor of our debt maturities at attractive market conditions, while locking in long-term attractive interest rates.
In June 2017, we drew €210.0 million under our revolving credit facilities to partially fund the acquisition of SFR BeLux of which €120.0 million under our RCF Z and the remaining €90.0 million under our longer-dated RCF AG. In the course of the third quarter, we used our excess cash balance to fully repay the drawn commitments under our RCF AG, while we

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repaid and cancelled €75.0 million under our short-dated RCF Z. Early October, the last tranche of €45.0 million under RCF Z was repaid and subsequently cancelled. Currently, we face no debt maturities prior to August 2024.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at September 30, 2017.
Exhibit 2: Debt maturity table as of September 30, 2017

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2017
	(€ in millions)
2017 Amended Senior Credit Facility
Term Loan AH	1,330.0		1,330.0	—	March 31, 2026	Floating | 3-month EURIBOR (0% floor) + 3.00%	Quarterly (Jan., April, July, Oct.)
Term Loan AI	1,948.7		1,948.7	—	June 30, 2025	Floating | 3-month LIBOR (0% floor) + 2.75%	Monthly until Dec 2018 Quarterly from 2019 (March, June, Sept., Dec.)
Revolving Credit Facility (Facility AG)	400.0		—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly
Revolving Credit Facility (Facility Z)	45.0		45.0	—	June 30, 2018	Floating | 1-week EURIBOR (0% floor) + 2.25%	Monthly
Overdraft Facility	25.0	—	—	25.0	December 31, 2017	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Senior Secured Fixed Rate Notes
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,528.7		4,103.7	425.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2017, we held €37.0 million of cash and cash equivalents compared to €99.2 million at December 31, 2016. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to December 31, 2016 was primarily due to the June 2017 acquisition of SFR BeLux for which we drew €210.0 million under our revolving credit facilities and settled the remainder through available cash and cash equivalents. As mentioned earlier, we used our excess cash balance in the third quarter to repay €165.0 million of drawn commitments under our revolving credit facilities, leaving an outstanding amount of €45.0 million at the Q3 2017 quarter-end. In addition, we incurred €37.4 million of financing-related fees for the first nine months of 2017 including (i) a make-whole premium of €19.1 million linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022 and (ii) €18.3 million of debt issuance fees linked to the new debt issuances described above. Finally, we also spent €28.9 million on share repurchases within the framework of our Share Repurchase Program 2017, net of the sale of treasury shares. At September 30, 2017, we had access to €400.0 million of available commitments under Revolving Credit Facility AG, subject to compliance with the covenants mentioned below. In addition, we entered into a €25.0 million banking overdraft facility in September 2016, allowing for a tighter management of our outstanding cash balances.
NET LEVERAGE RATIO
As of September 30, 2017, the outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2017 Amended Senior Credit Facility - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.1x (June 30, 2017: 3.4x). As per our 2017 Amended Senior Credit Facility, our Consolidated Annualized EBITDA continues to include certain unrealized synergies with regards to both the acquisition of BASE and SFR BeLux, while our Net Total Debt now excludes any lease-related liabilities versus €165.9 million reflected in our Q2 2017 net

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leverage ratio. Our current net leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.
2.7    Capital expenditures

Accrued capital expenditures reached €534.1 million for the first nine months of 2017, representing approximately 28% of our revenue versus approximately 23% for the first nine months of 2016. Our accrued capital expenditures for the first nine months of 2016 reflected the recognition of the non-exclusive Jupiler Pro League broadcasting rights for the previous 2016-2017 season and the extension of the exclusive UK Premier League broadcasting rights for three seasons as of the 2016-2017 season. Our accrued capital expenditures for the first nine months of 2017 reflected the renewal of the non-exclusive Jupiler Pro League broadcasting rights for three seasons as of the current 2017-2018 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding football broadcasting rights in both periods, our underlying accrued capital expenditures as a proportion of revenue represented approximately 23% and approximately 19% for 9M 2017 and 9M 2016, respectively.

Set-top box related capital expenditures for the first nine months of 2017 represented €17.3 million (Q3 2017: €4.5 million), which marked an 11% decrease compared to the prior year period driven by lower enhanced video subscriber growth on a gross basis and higher churn due to the intensely competitive environment. For the first nine months of 2017, set-top box related capital expenditures represented approximately 4% of our total accrued capital expenditures, excluding the aforementioned recognition of the Belgian football broadcasting rights.

Capital expenditures for customer installations totaled €50.2 million for the first nine months of 2017 (Q3 2017: €18.7 million), or approximately 12% of total accrued capital expenditures excluding the recognition of the Belgian football broadcasting rights, as compared to €54.5 million in the prior year period. The 8% year-on-year decrease in our customer installations capital expenditures reflected lower gross sales for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony compared to last year and increased efficiencies in our install processes.

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, aimed at boosting the customer experience and allowing us to unlock MVNO-related synergies by moving our Telenet Full MVNO subscribers over to the acquired BASE network. Following the BASE acquisition in February 2016, we aim to invest up to €250.0 million in the upgrade of our acquired mobile network, including (i) the upgrade of an estimated 2,800 macro sites equipped with the latest technologies, (ii) the roll-out of 800 to 1,000 new mobile sites across the whole of Belgium and (iii) targeted investments in fiber backhaul for the vast majority of our current and future macro sites. In addition, we have embarked on a €500.0 million five-year network investment program “De Grote Netwerf”, aimed at boosting the data capacity of our HFC network to 1 GHz, which is expected to end mid-2019. Accrued capital expenditures for network growth and upgrades amounted to €210.5 million for the first nine months of 2017 (Q3 2017: €78.4 million), and represented approximately 48% of total accrued capital expenditures, excluding the recognition of the Belgian football broadcasting rights.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €256.1 million for the first nine months of 2017 (Q3 2017: €153.4 million) compared to €196.3 million for the first nine months of 2016 and were impacted by the recognition of the Jupiler Pro League broadcasting rights in Q3 2017. The above implies that approximately 64% of our accrued capital expenditures for the first nine months of 2017 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q3 2017, our accrued capital expenditures were €255.0 million as compared to €114.1 million in Q3 last year and equivalent to around 39% of our revenue in the quarter. As mentioned earlier, our accrued capital expenditures in Q3 2017 were impacted by the recognition of the Belgian football broadcasting rights for three seasons as of the current 2017-2018 season. Excluding this impact, our accrued capital expenditures represented approximately 24% of our revenue, which is in line with our full year 2017 outlook. Approximately 65% of our Q3 2017 accrued capital expenditures were scalable and subscriber growth related with network-related investments alone representing around half of our total accrued capital expenditures in the quarter, which is in line with our aforementioned investment strategy.

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3    Outlook and other information

3.1    Outlook

Having achieved 1% rebased revenue growth and 5% rebased Adjusted EBITDA growth for the first nine months of 2017, we remain on track to deliver on our full year 2017 outlook post the SFR BeLux acquisition, including our medium-term commitment to deliver 5-7% Adjusted EBITDA growth over the 2015-2018 period.

As in the first half of the year, our rebased revenue growth in the second half of 2017 will continue to be affected by certain regulatory headwinds as we communicated in February this year. At the same time, our mobile business will continue to be impacted by (i) lower out-of-bundle revenue, (ii) structural challenges in the prepaid segment, including the effects of the prepaid registration, (iii) lower interconnection revenue (including roaming) and (iv) lower revenue generated from handset sales. These headwinds will be broadly offset by continued solid growth in our cable subscription and B2B revenue with an increased contribution from our wholesale business driven by the Full MVNO Agreement with Lycamobile.

Having achieved 5% rebased Adjusted EBITDA growth over the first nine months of 2017, we remain on track to achieve mid-single-digit rebased growth for the full year of 2017 despite the fact that Q4 generally delivers the lowest margin contribution in our fiscal year due to end-of-year promotions and the intensely competitive environment.

In the first nine months of 2017, our accrued capital expenditures, excluding the recognition of the Belgian football broadcasting rights, represented around 23% of our revenue. Within the mix of our accrued capital expenditures, we saw a greater proportion of network-related investments on the back of the ongoing upgrade to both our fixed and mobile infrastructures. Moreover, we have also started to invest in the acquired SFR BeLux network to improve the overall customer experience including the start of the "Grote Netwerf" program in Brussels.

Finally, we delivered €345.4 million of Adjusted Free Cash Flow for the first nine months of 2017 with a particular robust performance in Q3 2017 driven by (i) solid growth in our Adjusted EBITDA, (ii) lower cash interest expenses, (iii) the accretive impact from our vendor financing platform and (iv) an improved trend in our working capital. Despite the fact that Q4 generally represents a modest Adjusted Free Cash Flow quarter, we see our Adjusted Free Cash Flow for the full year 2017 at the upper end of our €350.0 - 375.0 million range.

Exhibit 3: Outlook FY 2017

Outlook FY 2017
Revenue (rebased)	Stable (FY 2016: €2,502.6 million)
Adjusted EBITDA growth(a) (rebased)	Mid-single-digit (FY 2016: €1,138.3 million)
Accrued capital expenditures, as a % of revenue	Around 24%(b)
Adjusted Free Cash Flow(c)	€350.0 - 375.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of the Belgian football broadcasting rights.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2016 tax return will not occur until early 2018.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	16

3.2    Shareholder remuneration

For 2017, the board of directors has authorized a share buy-back program (the “Share Repurchase Program 2017”), effective as of February 16, 2017. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, until December 31, 2017. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014. At September 30, 2017, a total of 919,323 shares had been repurchased through an intermediary for a total consideration of €51.0 million.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Adjusted Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

There were no significant events subsequent to September 30, 2017 that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	17

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended September 30,	2017	2016	Change %

Total Services - Combined Network

Homes passed (13)	3,307,100	2,973,700	11%

Video
Basic video (6)	255,700	297,600	(14)%
Enhanced video (7)	1,791,200	1,731,000	3%
Total video	2,046,900	2,028,600	1%

Internet
Residential broadband internet	1,513,700	1,480,300	2%
Business broadband internet	156,700	114,000	37%
Total broadband internet (8)	1,670,400	1,594,300	5%

Fixed-line telephony
Residential fixed-line telephony	1,200,300	1,181,600	2%
Business fixed-line telephony	102,200	69,400	47%
Total fixed-line telephony (9)	1,302,500	1,251,000	4%

Total RGUs (14)	5,019,800	4,873,900	3%

Churn (15)

Video	9.0%	7.6%
Broadband internet	9.5%	7.9%
Fixed-line telephony	10.3%	8.5%

Customer relationship information

Triple-play customers	1,183,300	1,128,600	5%
Total customer relationships (11)	2,201,800	2,156,300	2%
Services per customer relationship (11)	2.28	2.26	1%
ARPU per customer relationship (in € / month) (11) (12)	56.2	53.5	5%

As of and for the three months ended September 30,	2017	2016	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,258,800	2,078,000	9%
Prepaid subscribers	623,300	942,000	(34)%
Total mobile subscribers (10)	2,882,100	3,020,000	(5)%

Our Q3 2017 end-of-period mobile prepaid subscriber count reflected (i) the impact of the sale of Ortel to Lycamobile as of March 1, 2017 and (ii) the impact from the mandatory prepaid registration as of June 7, 2017. As such, in Q1 2017 and Q2 2017, we removed 157,900 and 53,300 mobile prepaid subscribers, respectively, from our subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	18

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2017	2016	Change %	2017		2016	Change %
Profit for the period
Revenue

Revenue	646.0	621.3	4%	1,884.3		1,799.9	5%

Expenses

Cost of services provided	(423.2)	(354.4)	19%	(1,190.2)		(1,021.6)	17%

Gross profit	222.8	266.9	(17%)	694.1		778.3	(11%)

Selling, general & administrative expenses	(116.0)	(122.3)	(5%)	(352.6)		(362.0)	(3%)

Operating profit	106.8	144.6	(26%)	341.5		416.3	(18%)

Finance income	66.5	—	—%	210.3		0.3	N.M.
Net interest income and foreign exchange gain	66.5	—	—%	210.3		0.3	N.M.
Finance expenses	(134.2)	(79.2)	69%	(407.1)		(326.2)	25%
Net interest expense, foreign exchange loss and other finance expenses	(55.2)	(48.4)	14%	(168.0)		(192.3)	(13%)
Net loss on derivative financial instruments	(78.8)	(30.8)	156%	(192.4)		(117.0)	64%
Loss on extinguishment of debt	(0.2)	—	—%	(46.7)		(16.9)	176%
Net finance expense	(67.7)	(79.2)	(15%)	(196.8)		(325.9)	(40%)
Share of the result (loss) of equity accounted investees	1.1	(0.7)	N.M.	(0.2)		(2.6)	(92%)

Profit before income tax	40.2	64.7	(38%)	144.5		87.8	65%

Income tax benefit	(10.7)	(3.5)	206%	(38.2)		(46.2)	(17%)

Profit for the period	29.5	61.2	(52%)	106.3		41.6	156%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%	—		—	—%
Deferred tax	—	—	—%	—		—	—%
Other comprehensive income for the period, net of income tax	—	—	—%	—		—	—%

Total comprehensive income for the period	29.5	61.2	(52%)	106.3		41.6	156%

Profit attributable to:	29.5	61.2	(52%)	106.3	0.000001	41.6	156%
Owners of the Company	29.5	61.2	(52%)	104.7		41.6	152%
Non-controlling interests	—	—	—%	1.6		—	—%

Total comprehensive income for the period, attributable to:	29.5	61.2	(52%)	106.3		41.6	156%
Owners of the Company	29.5	61.2	(52%)	104.7		41.6	152%
Non-controlling interests	—	—	—%	1.6		—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	19

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2017	2016	Change %	2017	2016	Change %
Weighted average shares outstanding	115,497,934	115,485,135		115,463,859	115,949,561
Basic earnings per share	0.26	0.53		0.91	0.36
Diluted earnings per share	0.26	0.53		0.91	0.36

Revenue by Nature

Subscription revenue:
Video	148.2	140.8	5%	432.3	424.5	2%
Broadband internet	154.6	143.7	8%	453.1	425.7	6%
Fixed-line telephony	60.5	61.2	(1%)	179.9	182.5	(1%)
Cable subscription revenue	363.3	345.7	5%	1,065.3	1,032.7	3%
Mobile telephony	138.5	146.3	(5%)	407.8	387.9	5%
Total subscription revenue	501.8	492.0	2%	1,473.1	1,420.6	4%
Business services	33.7	29.8	13%	98.5	90.6	9%
Other	110.5	99.5	11%	312.7	288.7	8%
Total Revenue	646.0	621.3	4%	1,884.3	1,799.9	5%

Expenses by Nature

Network operating expenses	(44.8)	(42.3)	6%	(135.8)	(119.5)	14%
Direct costs (programming, copyrights, interconnect and other)	(150.3)	(153.2)	(2%)	(447.2)	(445.0)	—%
Staff-related expenses	(59.7)	(63.4)	(6%)	(186.3)	(187.5)	(1%)
Sales and marketing expenses	(23.8)	(21.5)	11%	(66.7)	(68.9)	(3%)
Outsourced labor and Professional services	(11.6)	(6.2)	87%	(30.7)	(20.6)	49%
Other indirect expenses	(37.0)	(39.4)	(6%)	(106.4)	(110.6)	(4%)
Restructuring charges	(29.2)	(2.3)	N.M.	(30.1)	(2.1)	N.M.
Operating charges related to acquisitions or divestitures	(0.3)	(0.7)	(57%)	(2.2)	(7.1)	(69%)
Share-based payments granted to directors and employees	(2.8)	(3.3)	(15%)	(10.6)	(8.0)	33%
Depreciation	(121.1)	(92.6)	31%	(348.3)	(265.8)	31%
Amortization	(45.2)	(41.8)	8%	(133.3)	(113.5)	17%
Amortization of broadcasting rights	(14.0)	(12.5)	12%	(45.3)	(38.4)	18%
Gain on disposal of subsidiaries	3.6	2.5	44%	3.1	3.4	(9%)
Impairment of long-lived assets - Property and equipment	(3.0)	—	—%	(3.0)	—	—%

Total Expenses	(539.2)	(476.7)	13%	(1,542.8)	(1,383.6)	12%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	20

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2017	2016	Change %	2017	2016	Change %

Cash flows from operating activities
Profit for the period	29.5	61.2	(52%)	106.3	41.6	156%
Depreciation, amortization, impairment and restructuring charges	208.9	146.7	42%	556.9	416.6	34%
Working capital changes and other non cash items	28.0	16.6	69%	49.4	(21.4)	N.M.
Income tax expense	10.6	3.5	203%	38.1	46.2	(18%)
Net interest expense, foreign exchange loss and other finance expenses	(11.3)	48.4	(123%)	(42.3)	192.0	(122%)
Net loss on derivative financial instruments	78.8	30.8	156%	192.4	117.0	64%
Loss on extinguishment of debt	0.2	—	—%	46.7	16.9	176%
Cash interest expenses and cash derivatives	(55.5)	(73.9)	(25%)	(163.3)	(198.6)	(18%)
Income taxes paid	(0.1)	—	—%	(114.4)	(92.0)	24%

Net cash from operating activities	289.1	233.3	24%	669.8	518.3	29%

Cash flows from investing activities
Purchases of property and equipment	(56.1)	(64.1)	(12%)	(236.0)	(185.3)	27%
Purchases of intangibles	(32.2)	(58.2)	(45%)	(113.3)	(163.4)	(31%)
Acquisition of other investments	—	—	—%	(2.0)	(1.8)	11%
Acquisition of subsidiary, net of cash acquired	—	—	—%	(389.3)	(1,180.6)	(67%)
Acquisition of and loans to equity accounted investees	—	—	—%	—	(0.5)	(100%)
Proceeds from sale of property and equipment	1.2	0.7	71%	3.1	3.9	(21%)
Purchase of broadcasting rights for resale purposes	(2.6)	(0.1)	N.M.	(2.7)	(0.3)	N.M.
Proceeds from the sale of broadcasting rights for resale purposes	2.6	0.1	N.M.	2.7	0.3	N.M.

Net cash used in investing activities	(87.1)	(121.6)	(28%)	(737.5)	(1,527.7)	(52%)

Cash flows from financing activities
Repayments of loans and borrowings	(194.1)	(115.0)	69%	(917.5)	(1,112.0)	(17%)
Proceeds from loans and borrowings	33.1	30.0	10%	1,010.3	1,986.6	(49%)
Repurchase of own shares	(28.7)	(7.8)	268%	(55.0)	(47.8)	15%
Sale of own shares	0.9	—	—%	26.1	—	—%
Payments for early termination of derivative financial instruments	—	—	—%	—	(10.7)	(100%)
Payments for early termination of loans and borrowings	—	—	—%	(19.1)	(9.9)	93%
Payments for debt issuance costs	(0.2)	(0.4)	(50%)	(18.3)	(28.2)	(35%)
Other financing activities (incl. finance leases)	—	(11.8)	(100%)	(21.0)	(23.0)	(9%)

Net cash from (used in) financing activities	(189.0)	(105.0)	80%	5.5	755.0	(99%)

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	24.0	16.2	48%	99.2	277.3	(64%)
Cash at end of period	37.0	22.9	62%	37.0	22.9	62%

Net cash generated (used)	13.0	6.7	94%	(62.2)	(254.4)	(76%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	21

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2017	2016	Change %	2017	2016	Change %

Adjusted Free Cash Flow
Net cash from operating activities	289.1	233.3	24%	669.8	518.3	29%
Cash payments for direct acquisition and divestiture costs	0.2	1.1	(82%)	0.3	9.6	(97%)
Expenses financed by an intermediary	33.1	—	—%	63.0	—	—%
Purchases of property and equipment	(56.1)	(64.1)	(12%)	(236.0)	(185.3)	27%
Purchases of intangibles	(32.2)	(58.2)	(45%)	(113.3)	(163.4)	(31%)
Principal payments on amounts financed by vendors and intermediaries	(20.7)	—	—%	(24.0)	—	—%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(0.5)	(20%)	(1.3)	(1.4)	(7%)
Principal payments on post acquisition additions to network leases	(4.7)	(4.2)	12%	(13.1)	(11.1)	18%
	—
Adjusted Free Cash Flow	208.3	107.4	94%	345.4	166.7	107%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	22

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	September 30,	December 31,	Change
	2017	2016

ASSETS
Non-current Assets:
Property and equipment	2,114.0	2,046.8	67.2
Goodwill	1,879.2	1,540.9	338.3
Other intangible assets	734.7	709.2	25.5
Deferred tax assets	243.8	135.5	108.3
Investments in and loans to equity accounted investees	27.2	27.4	(0.2)
Other investments	3.8	1.8	2.0
Derivative financial instruments	11.7	49.7	(38.0)
Trade receivables	3.1	4.8	(1.7)
Other assets	14.9	16.5	(1.6)
Total non-current assets	5,032.4	4,532.6	499.8

Current Assets:
Inventories	18.7	21.7	(3.0)
Trade receivables	235.5	206.0	29.5
Other current assets	138.2	125.2	13.0
Cash and cash equivalents	37.0	99.2	(62.2)
Derivative financial instruments	26.9	22.8	4.1
Total current assets	456.3	474.9	(18.6)

TOTAL ASSETS	5,488.7	5,007.5	481.2

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	966.7	966.1	0.6
Retained loss	(2,105.5)	(2,190.1)	84.6
Remeasurements	(14.8)	(14.8)	—
Total equity attributable to owners of the Company	(1,140.8)	(1,226.0)	85.2
Non-controlling interests	19.9	18.4	1.5
Total equity	(1,120.9)	(1,207.6)	86.7

Non-current Liabilities:
Loans and borrowings	4,484.3	4,642.5	(158.2)
Derivative financial instruments	245.3	94.7	150.6
Deferred revenue	1.1	0.7	0.4
Deferred tax liabilities	181.1	166.0	15.1
Other liabilities	173.1	94.6	78.5
Total non-current liabilities	5,084.9	4,998.5	86.4

Current Liabilities:
Loans and borrowings	320.3	139.4	180.9
Trade payables	193.1	182.3	10.8
Accrued expenses and other current liabilities	624.4	559.2	65.2
Deferred revenue	106.2	101.7	4.5
Derivative financial instruments	31.1	16.0	15.1
Current tax liability	249.6	218.0	31.6
Total current liabilities	1,524.7	1,216.6	308.1

Total liabilities	6,609.6	6,215.1	394.5

TOTAL EQUITY AND LIABILITIES	5,488.7	5,007.5	481.2

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	23

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and nine months ended September 30, 2017, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of BASE (fully consolidated since February 11, 2016) and SFR BeLux (fully consolidated since June 19, 2017) in our rebased amounts for the three and nine months ended September 30, 2016 to the same extent that the revenue and Adjusted EBITDA of such entities are included in our results for the three and nine months ended September 30, 2017 and (ii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three and nine months ended September 30, 2017. We have reflected the revenue and operating profit of BASE and SFR BeLux in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	24

one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2017 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on October 26, 2017 at 3pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 57% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 30 countries across Europe, Latin America and the Caribbean to make the most of the digital revolution.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2016 as well as unaudited condensed consolidated interim

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2017	25

financial statements and presentations related to the financial results for the nine months ended September 30, 2017 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL and Coditel S.à r.l. on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2016 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 26, 2017 at 7:00am CET